                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


[ ]         Check box if no longer
            subject to Section 16.
            Form 4 or Form 5 obligations
            may continue. See Instruction 1(b)

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1.   Name and Address of Reporting Person

            Pope                                Charles
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            (Last)                              (First)                                                     (Middle)

            202 South Wheeler Street
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            (Street)

            Plant City                                      FL                                              33566
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            (City)                                        (State)                                            (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     UTEK Corporation                    UTOB
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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

4.   Statement for Month/Year

            Month ending 02/28/01
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

            [ ]         Director                                        [ ]         10% Owner
            [X]         Officer  (give title below)                     [ ]         Other (specify below)

                        Chief Financial Officer
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security     2. Transaction Date  3. Transaction Code   4. Securities Acquired (A) or Disposed of (D)


                                                                    ---------------------------------------------
                                                                    Amount                    (A) or   Price
                                                                                              (D)
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
Common Stock
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

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                       5. Amount of Securities  6. Ownership Form:      7. Nature of Indirect
                       Beneficially Owned at    Direct (D) or           Beneficial Ownership
                       end of Month             Indirect (I)



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

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

 Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of     2. Conversion  3.Transaction    4.Transaction  5. Number of            6. Date Exercisable and
Derivative      or Exercise    Date             Code           Derivative              Expiration Date
Security        Price of                                       Securities Acquired
                Derivative                                     (A) or Disposed of
                Security                                       (D)

                                                               --------------------------------------------------------
                                                               (A)            (D)      Date Exercisable     Expiration
                                                                                                            Date
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
Stock Options   $7.00          2/22/01          A              50,000                  2/22/01(1)           (2)
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
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1. Title of     7. Title and Amount of    8. Price of    9. Number of    10. Ownership of    11. Nature of
Derivative      Underlying Securities     Derivative     Derivative      Derivative          Indirect
Security                                  Security       Securities      Security: Direct    Beneficial
                                                         Beneficially    (D) or Indirect     Ownership
                                                         Owned at End    (I) (Instr. 4)      (Instr. 4)
                                                         of Month
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                Title         Amount

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
Stock Options   Common Stock  50,000      0              50,000          D
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


Explanation of Responses:

(1) The options vest and become exercisable as follows: 25% on the date of grant, and 25% on each anniversary thereafter until the third anniversary.

(2)   The options expire the day before the fifth anniversary of the date of grant.
                                                         /s/ Charles L. Pope
                                                         -----------------------
                                                         Charles L. Pope

Date: March 8, 2001


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.